For Immediate Release

Level One Bancorp, Inc. reports first quarter 2021 net income of $9.0 million, representing $1.10 diluted earnings per common share

Farmington Hills, MI – April 30, 2021 – Level One Bancorp, Inc. (“Level One”) (Nasdaq: LEVL) today reported its financial results for the first quarter of 2021, which included net income of $9.0 million, or $1.10 diluted earnings per common share. This compares to net income of $8.4 million, or $1.02 diluted earnings per common share, in the preceding quarter and $4.1 million, or $0.53 diluted earnings per common share, in the first quarter of 2020.

Patrick J. Fehring, President and Chief Executive Officer of Level One, commented, "We are pleased to report record quarterly earnings for the first quarter of 2021. Net income in the first quarter of 2021 was $9.0 million, which represents an increase of 117.98% over the first quarter of the prior year and an increase of 7.00% over the prior quarter. During the quarter we experienced continued loan growth, a high level of residential loan production, moderately improving credit trends, stable core net interest margin, and strong deposit growth. Throughout this pandemic we continue to grow our business by meeting the needs of our current clients and significantly growing the number of new clients we serve. In 2021, we have provided solid support to local businesses and communities with our participation in the second round of the Paycheck Protection Program ("PPP"). Our participation in the second round of the program has resulted in the Level One team originating close to 1,500 loans to businesses for approximately $230.5 million from January 18, 2021 through April 27, 2021. An estimated 20,000 jobs were supported through these efforts. In addition to meeting the needs of existing Level One clients, we also assisted over 600 new business clients obtain critical funding to support their operations through this second round of PPP funding. I am appreciative of the extraordinary efforts of the Level One team during this COVID-19 pandemic as we continue to provide needed financial services to our community."

First Quarter 2021 Highlights

•Net income of $9.0 million increased 7.00% from $8.4 million in the preceding quarter
•Diluted earnings per common share of $1.10 increased 7.84% compared to $1.02 in the preceding quarter
•Net interest margin, on a fully taxable equivalent ("FTE") basis, was 3.33%, compared to 3.27% in the preceding quarter
•Noninterest income decreased $832 thousand to $7.3 million in the first quarter of 2021, compared to $8.1 million in the preceding quarter
•Noninterest expense decreased $322 thousand to $15.1 million in the first quarter of 2021, compared to $15.5 million in the preceding quarter
•Provision for loan loss decreased $1.3 million to $265 thousand in the first quarter of 2021, compared to $1.5 million in the preceding quarter
•Total assets increased 5.31% to $2.57 billion at March 31, 2021, compared to $2.44 billion at December 31, 2020
•Total loans increased 8.02% to $1.86 billion at March 31, 2021, compared to $1.72 billion at December 31, 2020
•Total deposits increased 6.65% to $2.09 billion at March 31, 2021, compared to $1.96 billion at December 31, 2020
•Book value per common share increased 1.03% to $25.40 per common share at March 31, 2021, compared to $25.14 per common share at December 31, 2020

•Tangible book value per common share increased 0.76% to $19.78 per common share at March 31, 2021, compared to $19.63 per common share at December 31, 2020

Net Interest Income and Net Interest Margin

Level One's net interest income increased $51 thousand, or 0.27%, to $19.2 million in the first quarter of 2021, compared to $19.1 million in the preceding quarter, and increased $4.3 million, or 29.26%, compared to $14.8 million in the first quarter of 2020. The increase in net interest income compared to the first quarter of 2020 was primarily due to increases of $1.8 million of interest income on loans and $178 thousand of interest income on investment securities partially offset by a $239 thousand decrease of interest income on fed funds sold and other investments. In addition, interest expense on deposits decreased $2.4 million primarily due to the target federal funds rate dropping 150 basis points in March 2020 in response to the COVID-19 pandemic.

Level One’s net interest margin, on a FTE basis, was 3.33% in the first quarter of 2021, compared to 3.27% in the preceding quarter and 3.42% in the first quarter of 2020. The increase in the net interest margin compared to the preceding quarter was primarily a result of the slight increase in loan interest rates during the first quarter of 2021. Loan yield on non-PPP loans was 4.33% for the first quarter of 2021 compared to 4.17% in the preceding quarter. The decrease in the net interest margin compared to the first quarter of 2020 was a result of lower yields across most interest-earning assets, mostly reflecting the impact of lower market interest rates. Average loan yield decreased 65 basis points to 4.35% for the first quarter of 2021 from 5.00% for the first quarter of 2020, primarily due to the target federal funds rate dropping 150 basis points in March 2020 in response to the COVID-19 pandemic. The decrease in loan yields was accompanied by a corresponding decrease in the cost of funds, which declined 93 basis points to 0.63% in the first quarter of 2021, compared to 1.56% in the first quarter of 2020 primarily due to lower interest rates paid as a result of revised internal deposit rates, mainly driven by the decreases in the target federal funds rate.

Noninterest Income

Level One's noninterest income decreased $832 thousand, or 10.26%, to $7.3 million in the first quarter of 2021, compared to $8.1 million in the preceding quarter, and increased $2.6 million, or 55.44%, compared to $4.7 million in the first quarter of 2020. The decrease in noninterest income compared to the preceding quarter was primarily attributable to a decrease of $999 thousand in mortgage banking activities partially offset by an increase of $129 thousand in service charges on deposits. The decrease in the mortgage banking activities income compared to the fourth quarter of 2020 was primarily due to the increase in interest rates and secondary market pricing.

The increase in noninterest income year over year was primarily due to an increase of $3.2 million in mortgage banking activities and an increase of $143 thousand in service charges on deposits. This was partially offset by decreases of $509 thousand in net gains on sales of investment securities and $269 thousand in other charges and fees. The increase in mortgage banking activities compared to the first quarter of 2020 was primarily due to $65.5 million higher residential loan originations held for sale and $90.1 million higher residential loans sold primarily as a result of higher volumes caused by the lower interest rate environment. The decrease in net gains on sales of investment securities was due to fewer securities sold in the first quarter of 2021 than in the first quarter of 2020. The decrease in other charges and fees was primarily due to a decrease in interest rate swap fees.

Noninterest Expense

Level One's noninterest expense decreased $322 thousand, or 2.08%, to $15.1 million in the first quarter of 2021, compared to $15.5 million in the preceding quarter, and increased $577 thousand, or 3.96%, compared to $14.6 million in the first quarter of 2020. The decrease in noninterest expense compared to the preceding quarter was primarily attributable to decreases of $292 thousand in salary and employee benefits, $151 thousand in professional service fees, and $114 thousand in marketing expense.

These decreases were partially offset by an increase of $365 thousand in data processing expense. The decrease in salary and employee benefits compared to the fourth quarter of 2020 was primarily due to decreases of $425 thousand in incentive compensation, $111 thousand in supplemental employee retirement plan ("SERP") expense, and $79 thousand in restricted stock expense. This was partially offset by a $154 thousand increase in mortgage commissions and a $197 thousand increase in social security taxes due to the new year resetting taxable income caps. The decrease in professional service fees was due primarily to internal audit fees and the cyclical nature of services performed. The decrease in marketing expense was primarily due to higher than usual donations during the preceding quarter and advertising. The increase in data processing expense was due primarily to the new loan processing system used for the PPP loans.

The increase in noninterest expense year over year was mainly attributable to increases of $1.3 million in salary and employee benefits, $377 thousand in data processing expense, $251 thousand in professional service fees, $180 thousand in occupancy and equipment expense, and $113 thousand in FDIC premium expense. These increases were partially offset by decreases of $1.5 million in acquisition and due diligence fees and $149 thousand in other expense. The increase in salary and employee benefits between the periods was primarily due to increases of $1.2 million in mortgage commissions expense and $170 thousand in contract labor expenses incurred for the PPP loan program. The increase in data processing expense was due to the same reasons mentioned above. The increase in professional service fees was primarily related to increased residential mortgage volumes and consulting fees for residential mortgage systems incurred as well as increased audit fees. The increase in occupancy and equipment expense was primarily attributable to additional software maintenance and licensing. The increase in FDIC premium expense was primarily due to a lower leverage ratio and an increase in assets year over year. The decrease in acquisition and due diligence fees was primarily due to the merger with Ann Arbor State Bank in the first quarter of 2020. The decrease in other expense was primarily due to the provision on unfunded commitments.

The efficiency ratio, which is a measure of operating expenses as a percentage of net interest income and noninterest income, for the first quarter of 2021 was 57.27%, compared to 56.81% for the preceding quarter and 74.64% in the first quarter of 2020. The decrease in the efficiency ratio year over year was primarily driven by the additional income provided by the acquisition of Ann Arbor State Bank without adding a proportional amount of expense as well as the increase in mortgage banking income, net of commissions, as a result of higher loan volumes.

Income Tax Expense

Level One's income tax provision was $2.1 million, or 18.78% of pretax income, in the first quarter of 2021, as compared to $1.8 million, or 18.05% of pretax income, in the preceding quarter and $349 thousand, or 7.83% of pretax income, in the first quarter of 2020. The increase in income tax provision year over year was primarily as a result of tax benefits recognized during the first quarter of 2020 that did not occur again in the first quarter of 2021. There was a $290 thousand tax benefit related to the Ann Arbor State Bank net operating loss (NOL) resulting from the CARES Act provision that allowed for NOLs generated in 2018-2020 to be carried back five years. Additionally, disqualified dispositions of Ann Arbor State Bank’s stock options generated a $175 thousand tax benefit.

Loan Portfolio

Total loans were $1.86 billion at March 31, 2021, an increase of $138.2 million, or 8.02%, from $1.72 billion at December 31, 2020, and up $395.3 million, or 26.96%, from $1.47 billion at March 31, 2020. Total loans, excluding PPP loans, increased by $22.5 million, or 1.57%, compared to December 31, 2020. In addition, PPP loans increased $115.6 million, net of SBA forgiveness, compared to December 31, 2020 due to the second round of PPP funding. The growth in total loans compared to March 31, 2020 was primarily due to the origination of $649.6 million of PPP loans during the second and third quarters of 2020 and first quarter of 2021, partially offset by $243.8 million of PPP loans forgiven by the SBA. This was partially offset by a net decrease of $10.5 million in the remainder of the portfolio.

Investment Securities

The investment securities portfolio grew $43.5 million, or 14.38%, to $346.3 million at March 31, 2021, from $302.7 million at December 31, 2020, and up $115.6 million, or 50.11%, from $230.7 million at March 31, 2020. The increase in the investment securities portfolio compared to December 31, 2020 was primarily due to the purchase of $59.1 million of investment securities, offset in part by $2.7 million of sales, calls, or maturity of investment securities. The increase in investment securities compared to March 31, 2020, was primarily due to the purchase of $163.2 million of securities between the two dates using the excess cash balances generated by the payoffs of PPP loans, partially offset by $25.9 million of sales, calls, or maturity of investment securities.

Deposits

Total deposits were $2.09 billion at March 31, 2021, an increase of $130.7 million, or 6.65%, from $1.96 billion at December 31, 2021, and up $623.4 million, or 42.39%, from $1.47 billion at March 31, 2020. The growth in deposits compared to December 31, 2020 and March 31, 2020 was primarily due to organic deposit growth as a result of customers increasing their liquidity. Total deposit composition at March 31, 2021 consisted of 42.28% of demand deposit accounts, 31.14% of savings and money market accounts and 26.58% of time deposits.

Borrowings

Total debt outstanding was $231.0 million at March 31, 2021, an increase of $764 thousand, or 0.35%, from $230.3 million at December 31, 2020, and down $25.2 million, or 9.83%, from $256.2 million at March 31, 2020. The increase in debt outstanding compared to December 31, 2020 was primarily due an increase in repurchase agreements. The decrease in total borrowings compared to March 31, 2020 was primarily due to decreases of $25.0 million in long-term FHLB advances and $4.0 million in short-term FHLB advances that resulted from excess liquidity from higher deposit levels partially offset by an increase of $3.8 million in repurchase agreements.

Asset Quality

Nonaccrual loans were $15.4 million, or 0.83% of total loans, at March 31, 2021, a decrease of $3.5 million from nonaccrual loans of $18.8 million, or 1.09% of total loans, at December 31, 2020, and an increase of $140 thousand from nonaccrual loans of $15.2 million, or 1.04% of total loans, at March 31, 2020. The decrease in nonaccrual loans compared to the prior quarter-end was primarily due to a $2.7 million paydown of a commercial loan relationship and two residential loan relationships totaling $500 thousand moving to accrual status.

Level One had no other real estate owned assets at March 31, 2021 and December 31, 2020, compared to $2.1 million at March 31, 2020. Nonperforming assets, consisting of nonaccrual loans and other real estate owned, as a percentage of total assets were 0.60% at March 31, 2021, compared to 0.77% at December 31, 2020, and 0.89% at March 31, 2020.

Performing troubled debt restructured loans, which are not reported as nonaccrual loans but rather as part of impaired loans, were $765 thousand at March 31, 2021, $1.0 million at December 31, 2020, and $1.1 million at March 31, 2020. Loans to borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, forbearance agreements, and principal deferral or reduction, are categorized as troubled debt restructured loans. In accordance with bank regulatory guidance, troubled debt restructurings do not include short-term modifications made on a good-faith basis in response to the COVID-19 pandemic to borrowers who were current prior to any relief. As of March 31, 2021, there were $22.2 million of loans that remained on a COVID-related deferral compared to $19.8 million as of December 31, 2020. As of March 31, 2021, $10.7 million of those loans had payments deferred greater than six months compared to $11.4 million as of December 31, 2021.

Net recoveries in the first quarter of 2021 were $17 thousand, compared to $496 thousand of net chargeoffs, or 0.11% of average loans on an annualized basis, for the preceding quarter and $174 thousand of net chargeoffs, or 0.05% of average loans on an annualized basis, in the first quarter of 2020. The change compared to the fourth quarter of 2020 was due primarily to decreases of $378 thousand in commercial loan chargeoffs and $176 thousand in residential loan chargeoffs. The year over year change was primarily due to commercial loan chargeoffs in the first quarter of 2020.

Level One's provision for loan losses in the first quarter of 2021 was a provision expense of $265 thousand, compared to $1.5 million in the preceding quarter and $489 thousand in the first quarter of 2020. The decrease in the provision expense quarter over quarter was primarily due to a decrease of $1.7 million in general reserves as a result of a larger reserve increase in the fourth quarter of 2020 related to the impact of the COVID-19 pandemic on the loan portfolio, as well as a $513 thousand decrease in net chargeoffs, partially offset by an increase in specific reserves of $661 thousand. The decrease in the provision expense year over year was primarily due to a decrease in general reserves of $250 thousand as well as a decrease of $191 thousand in net chargeoffs. This was partially offset by a $215 thousand increase in specific reserves. The Company will continue to evaluate the fluid situation in regard to the COVID-19 pandemic and will take further action to appropriately record additional provision for loan losses or decrease the level of the provision for loan losses should there be any indications of changes in the credit quality of our portfolio as a result of the COVID-19 pandemic.

The allowance for loan losses was $22.6 million, or 1.21% of total loans, at March 31, 2021, compared to $22.3 million, or 1.29% of total loans, at December 31, 2020, and $13.0 million, or 0.89% of total loans, at March 31, 2020. Excluding $405.8 million and $290.1 million of PPP loans, respectively, the allowance for loan losses as a percentage of total loans was 1.55% in the first quarter of 2021, compared to 1.56% in the preceding quarter (See section entitled "GAAP Reconciliation of Non-GAAP Financial Measures" for further details). The allowance for loan losses as a percentage of total loans increased compared to March 31, 2020, primarily due to the trends in delinquencies and nonaccrual loans as well as the stress on the commercial and industrial and commercial real estate owner occupied portfolios, primarily in the restaurant and transportation industries, as a result of the uncertainty surrounding the COVID-19 pandemic. As of March 31, 2021, the allowance for loan losses as a percentage of nonaccrual loans was 146.95%, compared to 118.50% at December 31, 2020, and 85.32% at March 31, 2020. The Company will re-evaluate the appropriateness of the allowance for loan losses in future quarters as needed.

Capital

Total shareholders’ equity was $217.2 million at March 31, 2021, an increase of $1.9 million, or 0.86%, compared with $215.3 million at December 31, 2020 primarily as a result of an increase in retained earnings partially offset by a decrease in accumulated other comprehensive income. Total shareholders' equity increased $41.4 million, or 23.56%, from $175.8 million at March 31, 2020 attributable to the issuance of preferred stock in the third quarter of 2020 as well as an increase in retained earnings.

Recent Developments

First Quarter Common Stock Dividend: On March 17, 2021, Level One’s Board of Directors declared a quarterly cash dividend of $0.06 per share. This dividend was paid on April 15, 2021, to stockholders of record at the close of business on March 31, 2021.

Second Quarter Preferred Stock Dividend: On April 20, 2021, Level One’s Board of Directors declared a quarterly cash dividend of $46.88 per share on its 7.50% Non-Cumulative Perpetual Preferred Stock, Series B. Holders of depositary shares will receive $0.4688 per depositary share. The dividend is payable on May 15, 2021, to shareholders of record at the close of business on April 30, 2021.

Level One's Response to the COVID-19 Pandemic: Level One has taken comprehensive steps to help our customers, team members and communities during the current COVID-19 pandemic health crisis. For our customers, we have provided loan payment deferrals and offered fee waivers, among other actions. In addition, from January 18 through April 27, 2021, Level One has funded 1,487 PPP loans for $230.5 million of which 1.150 applications were for loans $150,000 or below.

We are continuing to enable the vast majority of our main office team members to work remotely each day. We have also taken significant actions to help ensure the safety of our team members whose roles require them to come into the office, which includes the development, implementation and communication of protocols necessary for those who return. As of March 31, 2021, we opened branches for walk in services. We will continue to evaluate this fluid situation and take additional actions as necessary.

About Level One Bancorp, Inc.

Level One Bancorp, Inc. is the holding company for Level One Bank, a full-service commercial and consumer bank headquartered in Michigan with assets of approximately $2.57 billion as of March 31, 2021. It operates sixteen banking centers throughout Metro Detroit, Ann Arbor, Grand Rapids, and Jackson and provides a variety of commercial, small business, and consumer banking services. Level One Bank's success has been recognized both locally and nationally as the U.S. Small Business Administration's (SBA) "Community Lender of the Year," one of American Banker Magazine's "Top 200 Community Banks in the Nation," one of Metro Detroit's "Best & Brightest Companies to Work For" and more. Level One Bank’s business banking division provides a broad spectrum of products including lines of credit, term loans, leases, commercial mortgages, SBA loans, MEDC loans, export-import financing, and a full suite of treasury management services. The consumer banking division offers a range of personal checking, savings and CD products and a complete array of consumer loan products including residential mortgages, new construction and renovation loans, home equity lines of credit, auto loans, and credit card services. Level One Bank offers a variety of digital banking services including online banking, robust mobile banking apps, online account opening and online loan applications for individuals and businesses. Level One Bank offers the sophistication of a big bank, the heart of a community bank, and the spirit of an entrepreneur. For more information, visit www.levelonebank.com.

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views of future events and operations. These forward-looking statements are based on the information currently available to the Company as of the date of this release. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "will," "propose," "may," "plan," "seek," "expect," "intend," "estimate," "anticipate," "believe," "continue" or similar technology. It is important to note that these forward-looking statements are not guarantees of future performance and involve risk and uncertainties, including, but not limited to, the effects of the COVID-19 pandemic, including its potential effects on the economic environment, our customers and our operations, as well as any changes to federal, state or local government laws, regulations or orders in connection with the pandemic, the ability of the Company to implement its strategy and expand its lending operations, changes in interest rates and other general economic, business and political conditions, including changes in the financial markets, changes in benchmark interest rates used to price loans and deposits including the expected elimination of LIBOR, and changes in tax laws, regulations and guidance, as well as other risks described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Media Contact:	Investor Relations Contact:
Nicole Ransom	Peter Root
(248) 538-2183	(248) 538-2186

Summary Consolidated Financial Information
(Unaudited)	As of or for the three months ended,
(Dollars in thousands, except per share data)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Earnings Summary
Interest income	$21,551	$22,181	$20,245	$20,396	$19,817
Interest expense	2,394	3,075	3,648	4,163	4,997
Net interest income	19,157	19,106	16,597	16,233	14,820
Provision for loan losses	265	1,538	4,270	5,575	489
Noninterest income	7,278	8,110	9,125	7,789	4,690
Noninterest expense	15,139	15,461	15,126	15,083	14,562
Income before income taxes	11,031	10,217	6,326	3,364	4,459
Income tax provision	2,072	1,844	1,117	643	349
Net income	$8,959	$8,373	$5,209	$2,721	$4,110
Preferred stock dividends	469	479	—	—	—
Net income available to common shareholders	8,490	7,894	5,209	2,721	4,110
Net income allocated to participating securities	111	65	40	19	47
Net income attributable to common shareholders	$8,379	$7,829	$5,169	$2,702	$4,063
Per Share Data
Basic earnings per common share	$1.11	$1.02	$0.68	$0.35	$0.53
Diluted earnings per common share	1.10	1.02	0.67	0.35	0.53
Diluted earnings per common share, excluding acquisition and due diligence fees (1)	1.10	1.02	0.67	0.37	0.68
Book value per common share	25.40	25.14	24.06	23.31	22.74
Tangible book value per common share (1)	19.78	19.63	18.74	18.09	17.54
Preferred shares outstanding (in thousands)	10	10	10	—	—
Common shares outstanding (in thousands)	7,630	7,634	7,734	7,734	7,731
Average basic common shares (in thousands)	7,528	7,642	7,675	7,676	7,637
Average diluted common shares (in thousands)	7,612	7,695	7,712	7,721	7,738
Selected Period End Balances
Total assets	$2,572,726	$2,442,982	$2,446,447	$2,541,696	$1,936,823
Securities available-for-sale	346,266	302,732	253,527	217,172	230,671
Total loans	1,861,691	1,723,537	1,843,888	1,815,353	1,466,407
Total deposits	2,093,965	1,963,312	1,943,435	1,821,351	1,470,608
Total liabilities	2,355,539	2,227,655	2,236,979	2,361,437	1,761,055
Total shareholders' equity	217,187	215,327	209,468	180,259	175,768
Total common shareholders' equity	193,815	191,955	186.098	180,259	175,768
Tangible common shareholders' equity (1)	150,887	149,844	144,963	139,913	135,578
Performance and Capital Ratios
Return on average assets (annualized)	1.44%	1.35%	0.83%	0.46%	0.87%
Return on average equity (annualized)	16.31	15.61	10.48	6.02	9.40
Net interest margin (fully taxable equivalent)(2)	3.33	3.27	2.80	2.98	3.42
Efficiency ratio (noninterest expense/net interest income plus noninterest income)	57.27	56.81	58.81	62.79	74.64
Dividend payout ratio	4.50	4.90	7.41	14.22	7.52
Total shareholders' equity to total assets	8.44	8.81	8.56	7.09	9.08
Tangible common equity to tangible assets (1)	5.96	6.24	6.03	5.59	7.15
Common equity tier 1 to risk-weighted assets	9.63	9.30	8.83	8.76	8.10
Tier 1 capital to risk-weighted assets	11.11	10.80	10.31	8.76	8.10
Total capital to risk-weighted assets	15.18	14.91	14.39	12.81	11.68
Tier 1 capital to average assets (leverage ratio)	7.15	6.93	7.17	6.21	7.08
Asset Quality Ratios:
Net charge-offs to average loans	—%	0.11%	0.02%	0.34%	0.05%
Nonperforming assets as a percentage of total assets	0.60	0.77	0.79	0.33	0.89
Nonaccrual loans as a percent of total loans	0.83	1.09	1.04	0.46	1.04
Allowance for loan losses as a percentage of total loans	1.21	1.29	1.15	0.94	0.89
Allowance for loan losses as a percentage of nonaccrual loans	146.95	118.50	110.32	206.37	85.32
Allowance for loan losses as a percentage of nonaccrual loans, excluding allowance allocated to loans accounted for under ASC 310-30	142.62	114.95	105.46	195.04	80.34
(1) See section entitled "GAAP Reconciliation of Non-GAAP Financial Measures" below.
(2) Presented on a tax equivalent basis using a 21% tax rate.

Consolidated Balance Sheets
	As of
	March 31,	December 31,	March 31,
(Dollars in thousands)	2021	2020	2020
Assets	(Unaudited)		(Unaudited)
Cash and cash equivalents	$224,683	$264,071	$104,867
Securities available-for-sale	346,266	302,732	230,671
Other investments	14,398	14,398	12,398
Mortgage loans held for sale, at fair value	19,550	43,482	18,305
Loans:
Originated loans	1,647,847	1,498,458	1,188,107
Acquired loans	213,844	225,079	278,300
Total loans	1,861,691	1,723,537	1,466,407
Less: Allowance for loan losses	(22,578)	(22,297)	(12,989)
Net loans	1,839,113	1,701,240	1,453,418
Premises and equipment, net	15,523	15,834	16,673
Goodwill	35,554	35,554	36,216
Mortgage servicing rights, net	4,346	3,361	196
Other intangible assets, net	3,028	3,196	3,778
Other real estate owned	—	—	2,093
Bank-owned life insurance	18,314	18,200	17,848
Income tax benefit	5,823	3,686	630
Interest receivable and other assets	46,128	37,228	39,730
Total assets	$2,572,726	$2,442,982	$1,936,823
Liabilities
Deposits:
Noninterest-bearing demand deposits	$744,688	$618,677	$410,152
Interest-bearing demand deposits	140,629	127,920	105,197
Money market and savings deposits	652,091	619,900	401,238
Time deposits	556,557	596,815	554,021
Total deposits	2,093,965	1,963,312	1,470,608
Borrowings	186,440	185,684	211,787
Subordinated notes	44,600	44,592	44,447
Other liabilities	30,534	34,067	34,213
Total liabilities	2,355,539	2,227,655	1,761,055
Shareholders' equity
Preferred stock, no par value per share; authorized-50,000 shares; issued and outstanding - 10,000 shares, with a liquidation preference of $2,500 per share, at March 31, 2021 and December 31, 2020 and 0 at March 31, 2020	23,372	23,372	—
Common stock, no par value per share; authorized - 20,000,000 shares; issued and outstanding - 7,630,342 shares at March 31, 2021, 7,633,780 shares at December 31, 2020 and 7,730,822 shares at March 31, 2020	86,529	87,615	88,910
Retained earnings	104,191	96,158	81,489
Accumulated other comprehensive income, net of tax	3,095	8,182	5,369
Total shareholders' equity	217,187	215,327	175,768
Total liabilities and shareholders' equity	$2,572,726	$2,442,982	$1,936,823

Consolidated Statements of Income
(Unaudited)	For the three months ended
	March 31,	December 31,	March 31,
(In thousands, except per share data)	2021	2020	2020
Interest income
Originated loans, including fees	$16,822	$17,439	$14,039
Acquired loans, including fees	3,101	3,234	4,089
Securities:
Taxable	850	747	684
Tax-exempt	623	592	611
Federal funds sold and other	155	169	394
Total interest income	21,551	22,181	19,817
Interest Expense
Deposits	1,387	1,954	3,832
Borrowed funds	466	487	530
Subordinated notes	541	634	635
Total interest expense	2,394	3,075	4,997
Net interest income	19,157	19,106	14,820
Provision expense for loan losses	265	1,538	489
Net interest income after provision for loan losses	18,892	17,568	14,331
Noninterest income
Service charges on deposits	777	648	634
Net gain on sales of securities	20	—	529
Mortgage banking activities	5,811	6,810	2,588
Other charges and fees	670	652	939
Total noninterest income	7,278	8,110	4,690
Noninterest expense
Salary and employee benefits	9,922	10,214	8,630
Occupancy and equipment expense	1,708	1,776	1,528
Professional service fees	643	794	392
Acquisition and due diligence fees	—	—	1,471
FDIC premium expense	324	397	211
Marketing expense	133	247	222
Loan processing expense	331	245	234
Data processing expense	1,224	859	847
Core deposit premium amortization	168	192	192
Other expense	686	737	835
Total noninterest expense	15,139	15,461	14,562
Income before income taxes	11,031	10,217	4,459
Income tax provision	2,072	1,844	349
Net income	8,959	8,373	4,110
Preferred stock dividends	469	479	—
Net income attributable to common shareholders	$8,490	$7,894	$4,110
Earnings per common share:
Basic earnings per common share	$1.11	$1.02	$0.53
Diluted earnings per common share	$1.10	$1.02	$0.53
Cash dividends declared per common share	$0.06	$0.05	$0.05
Weighted average common shares outstanding—basic	7,528	7,642	7,637
Weighted average common shares outstanding—diluted	7,612	7,695	7,738

Net Interest Income and Net Interest Margin
(Unaudited)	For the three months ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2021	2020	2020
Average Balance Sheets:
Gross loans(1)	$1,856,030	$1,832,912	$1,458,897
Investment securities: (2)
Taxable	214,945	182,522	117,835
Tax-exempt	102,208	92,792	93,858
Interest earning cash balances	168,906	213,502	77,475
Other investments	14,398	14,398	12,387
Total interest-earning assets	$2,356,487	$2,336,126	$1,760,452
Non-earning assets	139,100	138,989	121,235
Total assets	$2,495,587	$2,475,115	$1,881,687

Interest-bearing demand deposits	132,816	123,201	106,236
Money market and savings deposits	604,491	611,162	403,712
Time deposits	584,085	601,900	547,838
Borrowings	185,688	187,399	185,586
Subordinated notes	44,598	44,569	44,465
Total interest-bearing liabilities	$1,551,678	$1,568,231	$1,287,837
Noninterest bearing demand deposits	692,617	659,333	393,519
Other liabilities	31,608	32,990	25,493
Shareholders' equity	219,684	214,561	174,838
Total liabilities and shareholders' equity	$2,495,587	$2,475,115	$1,881,687

Yields: (3)
Earning Assets
Gross loans	4.35%	4.49%	5.00%
Investment securities:
Taxable	1.60%	1.63%	2.33%
Tax-exempt	3.08%	3.14%	3.18%
Interest earning cash balances	0.10%	0.11%	1.33%
Other investments	3.18%	2.98%	4.48%
Total interest earning assets	3.74%	3.80%	4.56%

Interest-bearing liabilities
Interest-bearing demand deposits	0.16%	0.19%	0.47%
Money market and savings deposits	0.25%	0.35%	1.10%
Time deposits	0.66%	0.89%	1.91%
Borrowings	1.02%	1.03%	1.15%
Subordinated notes	4.92%	5.66%	5.74%
Total interest-bearing liabilities	0.63%	0.78%	1.56%

Interest Spread	3.11%	3.02%	3.00%
Net interest margin(4)	3.30%	3.25%	3.39%
Tax equivalent effect	0.03%	0.02%	0.03%
Net interest margin on a fully tax equivalent basis	3.33%	3.27%	3.42%
(1) Includes nonaccrual loans.
(2) For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(3) Average rates and yields are presented on an annual basis and includes a taxable equivalent adjustment to interest income of $152 thousand, $140 thousand, and $130 thousand on tax-exempt securities for the three months ended March 31, 2021, December 31, 2020, and March 31, 2020, respectively, using a federal income tax rate of 21%.
(4) Net interest margin represents net interest income divided by average total interest-earning assets.

Loan Composition
	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2021	2020	2020	2020	2020
Commercial real estate:	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
Non-owner occupied	$449,690	$445,810	$460,708	$451,906	$450,694
Owner-occupied	300,175	275,022	269,481	273,577	278,216
Total commercial real estate	749,865	720,832	730,189	725,483	728,910
Commercial and industrial	794,096	685,504	807,923	790,353	469,227
Residential real estate	316,089	315,476	304,088	294,041	262,894
Consumer	1,641	1,725	1,688	5,476	5,376
Total loans	$1,861,691	$1,723,537	$1,843,888	$1,815,353	$1,466,407

Impaired Assets
	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2021	2020	2020	2020	2020
Nonaccrual loans	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
Commercial real estate	$4,542	$7,320	$7,022	$3,649	$3,721
Commercial and industrial	6,822	7,490	8,078	2,377	9,364
Residential real estate	3,987	3,991	4,151	2,226	2,124
Consumer	13	15	15	16	15
Total nonaccrual loans	15,364	18,816	19,266	8,268	15,224
Other real estate owned	—	—	—	61	2,093
Total nonperforming assets	15,364	18,816	19,266	8,329	17,317
Performing troubled debt restructurings
Commercial and industrial	335	546	550	549	541
Residential real estate	430	432	599	600	599
Total performing troubled debt restructurings	765	978	1,149	1,149	1,140
Total impaired assets	$16,129	$19,794	$20,415	$9,478	$18,457

Loans 90 days or more past due and still accruing	$328	$269	$552	$903	$437

GAAP Reconciliation of Non-GAAP Financial Measures

    Some of the financial measures included in this report are not measures of financial condition or performance recognized by GAAP. These non-GAAP financial measures include tangible common shareholders' equity, tangible book value per common share, the ratio of tangible common equity to tangible assets, net income and diluted earnings per common share excluding acquisition and due diligence fees, and allowance for loan loss as a percentage of total loans, excluding PPP loans. Our management uses these non-GAAP financial measures in its analysis of our performance, and we believe that providing this information to financial analysts and investors allows them to evaluate capital adequacy, as well as better understand and evaluate the Company’s core financial results for the periods in question.

    The following presents these non-GAAP financial measures along with their most directly comparable financial measure calculated in accordance with GAAP:

Tangible Common Shareholders' Equity, Tangible Common Equity to Tangible Assets Ratio and Tangible Book Value Per Common Share
	As of
(Dollars in thousands, except per share data)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
Total shareholders' equity	$217,187	$215,327	$209,468	$180,259	$175,768
Less:
Preferred stock	23,372	23,372	23,370	—	—
Total common shareholders' equity	193,815	191,955	186,098	180,259	175,768
Less:
Goodwill	35,554	35,554	35,554	35,554	36,216
Mortgage servicing rights, net	4,346	3,361	2,193	1,213	196
Other intangible assets, net	3,028	3,196	3,388	3,579	3,778
Tangible common shareholders' equity	$150,887	$149,844	$144,963	$139,913	$135,578

Common shares outstanding (in thousands)	7,630	7,634	7,734	7,734	7,731
Tangible book value per common share	$19.78	$19.63	$18.74	$18.09	$17.54

Total assets	$2,572,726	$2,442,982	$2,446,447	$2,541,696	$1,936,823
Less:
Goodwill	35,554	35,554	35,554	35,554	36,216
Mortgage servicing rights, net	4,346	3,361	2,193	1,213	196
Other intangible assets, net	3,028	3,196	3,388	3,579	3,778
Tangible assets	$2,529,798	$2,400,871	$2,405,312	$2,501,350	$1,896,633

Tangible common equity to tangible assets	5.96%	6.24%	6.03%	5.59%	7.15%

Adjusted Income and Diluted Earnings Per Share
	For the three months ended
(Dollars in thousands, except per share data)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
Net income, as reported	$8,959	$8,373	$5,209	$2,721	$4,110
Acquisition and due diligence fees	—	—	17	176	1,471
Income tax (benefit) expense (1)	—	2	(4)	(34)	(295)
Net income, excluding acquisition and due diligence fees	$8,959	$8,375	$5,222	$2,863	$5,286

Diluted earnings per share, as reported	$1.10	$1.02	$0.67	$0.35	$0.53
Effect of acquisition and due diligence fees, net of income tax benefit	—	—	—	0.02	0.15
Diluted earnings per common share, excluding acquisition and due diligence fees	$1.10	$1.02	$0.67	$0.37	$0.68

(1) Assumes income tax rate of 21% on deductible acquisition expenses.

Allowance for Loan Loss as a Percentage of Total Loans, Excluding PPP Loans
	As of
(Dollars in thousands, except per share data)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
Total loans	$1,861,691	$1,723,537	$1,843,888	$1,815,353	$1,466,407
Less:
PPP loans	405,770	290,135	392,521	388,264	—
Total loans, excluding PPP loans	$1,455,921	$1,433,402	$1,451,367	$1,427,089	$1,466,407

Allowance for loan loss	$22,578	$22,297	$21,254	$17,063	$12,989
Allowance for loan loss as a percentage of total loans	1.21%	1.29%	1.15%	0.94%	0.89%
Allowance for loan loss as a percentage of total loans, excluding PPP loans	1.55%	1.56%	1.46%	1.20%	0.89%